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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE
                                                  FOR MORE INFORMATION CONTACT
                                                  BARRON BENESKI (703) 406-5000


         ORBITAL TO SELL $90 MILLION OF CONVERTIBLE SUBORDINATED NOTES

(DULLES, VA 11 September 1997) -- Orbital Sciences Corporation (NASDAQ: ORBI) today announced it will sell $90 million in 5% convertible subordinated notes due October 2002 within the United States pursuant to Rule 144A of the U.S. Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under that Act. The offering is expected to close September 16, 1997. The company has granted the initial purchasers in the offering a 30-day option to purchase up to an additional $10 million of notes to cover over-allotments, if any.

The notes, which are non-callable for three years, will be convertible into Orbital common stock at a conversion price of $28.00 per share, subject to adjustment in certain events. The notes will initially be convertible into a total of 3,214,286 shares of common stock of the company (3,571,429 shares if the initial purchasers' over-allotment option is exercised in full).

Orbital plans to use the net proceeds from the offering to realign its short- and long-term capital structure, and for possible investments in new projects, product lines or acquisitions or, if needed, to satisfy certain existing contingent commitments.

Neither the notes nor the common stock of the company issuable upon conversion of the notes has been registered under the Securities Act of 1933, as amended, or any state securities laws. Accordingly, these securities may not be offered or sold in the United States or to or for the account of U.S. persons absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

Orbital is a space and information systems company that designs, manufactures, operates and markets a broad range of affordable space and ground infrastructure systems, satellite access products and satellite services. These include launch vehicles, satellites, space sensors and electronics, satellite ground systems and software, satellite-based navigation and communications products, and satellite-delivered communications and Earth-imaging services.





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